Exhibit 99.1

Alnylam Pharmaceuticals Reports First Quarter 2016 Financial Results and Highlights Recent Period Progress

– Advances Pipeline of Ten Clinical Stage Programs, with Ten Additional Clinical Data Readouts Anticipated This Year –

– Expects to Complete Enrollment of Revusiran Phase 3 ENDEAVOUR Trial in Late 2016 with Data Readout in Mid-2018 –

– On Track to Start Fitusiran Phase 3 Program in Mid-2016; Plans to Report Updated Hemophilia Patient Data in July –

– Provides Update on ALN-CC5 Program and Development Path Forward; Plans to Present Initial Data in Paroxysmal Nocturnal Hemoglobinuria (PNH) Patients in June –

– Ends Quarter with $1.2 Billion in Cash and Increases Year-End Cash Guidance to Over $1 Billion, Including $150 Million of Restricted Marketable Securities –

CAMBRIDGE, Mass.--(BUSINESS WIRE)--May 2, 2016--Alnylam Pharmaceuticals, Inc. (Nasdaq: ALNY), the leading RNAi therapeutics company, today reported its consolidated financial results for the first quarter 2016, and highlighted recent progress in advancing its pipeline.

“At Alnylam, we continue to advance a broad pipeline of investigational RNAi therapeutics – including 10 programs in clinical development and 2 programs in Phase 3 – across a broad range of disease indications. A major milestone in the first quarter was completion of enrollment in our APOLLO Phase 3 trial for patisiran, and we’re on track to view results in mid-2017. If positive, we expect to file our first regulatory applications for approval later that same year. We’re also making strong progress in our ENDEAVOUR Phase 3 trial of revusiran, where we now expect completion of enrollment in late 2016 and data readout in mid-2018. In our fitusiran program in hemophilia, we look forward to presenting important new results in July, including initial results in patients with inhibitors, and are on track to start our two Phase 3 studies shortly thereafter,” said John Maraganore, Ph.D., Chief Executive Officer at Alnylam. “We’re also making progress with our earlier stage clinical programs. In our ALN-CC5 program, initial results in PNH patients, which will be presented at EHA next month, point to an optimal development path forward in PNH for eculizumab poor responders and for eculizumab sparing, with parallel efforts in other complement-mediated diseases. Finally, we also filed Clinical Trial Applications for ALN-HBV and ALN-TTRsc02, and initiated our Phase 1 study for our ALN-GO1 program in primary hyperoxaluria. We look forward to sharing our continued progress throughout the course of a very data rich 2016.”

First Quarter 2016 and Recent Significant Corporate Highlights

  Advanced investigational pipeline programs in Genetic Medicine Strategic Therapeutic Area (STAr).
    Advanced investigational RNAi therapeutics programs for the treatment of transthyrethin (TTR)-mediated amyloidosis (ATTR amyloidosis).
      Completed enrollment in the APOLLO Phase 3 trial with patisiran for the treatment of hereditary TTR-mediated amyloidosis with polyneuropathy (hATTR-PN), also known as familial amyloidotic polyneuropathy (FAP).
        Based on strong investigator and patient interest, the study was substantially over enrolled with 225 patients.
        Data from APOLLO are expected in mid-2017, and assuming positive results, the Company expects to submit an NDA and MAA for patisiran by the end of 2017 and launch in 2018.
      Announced complete 18-month data from ongoing Phase 2 open-label extension (OLE) study with patisiran.
        Data presented at the American Academy of Neurology (AAN) Meeting provided continued evidence that patisiran has the potential to halt neuropathy progression in patients with hATTR-PN. In the first reported exploratory analysis of its kind, the degree of TTR knockdown observed in patients was shown to correlate with improvement in neuropathy impairment scores. Further, patisiran was found to be generally well tolerated with no drug related serious adverse events up to 25 months of treatment. The majority of adverse events were mild to moderate.
      Continued enrollment in ENDEAVOUR Phase 3 study with revusiran for the treatment of hereditary TTR-mediated amyloidosis with cardiomyopathy (hATTR-CM), also known as familial amyloidotic cardiomyopathy (FAC).
        The Company announced today that it expects to complete ENDEAVOUR enrollment in late 2016 and report results in mid-2018.
      Filed Clinical Trial Application (CTA) for ALN-TTRsc02, an ESC-GalNAc-siRNA conjugate targeting TTR for the treatment of ATTR amyloidosis, which is expected to enable a once- quarterly subcutaneous dosing regimen.
        Assuming a positive Phase 1 study, the Company plans to initiate a Phase 3 trial in 2017.
    Advanced fitusiran (ALN-AT3) for the treatment of hemophilia and rare bleeding disorders (RBD).
      Initiated dosing of hemophilia patients with inhibitors in Part D of an ongoing Phase 1 clinical trial evaluating a once-monthly subcutaneous dose regimen of fitusiran. Both patients with hemophilia A with inhibitors and hemophilia B with inhibitors have now been dosed with fitusiran.
      Continued dosing patients in an ongoing Phase 1 OLE, where once-monthly doses of fitusiran are administered to patients with moderate or severe hemophilia A or B with or without inhibitors.
      Alnylam is on track to initiate two Phase 3 trials: the first in mid-2016 in hemophilia A and B patients with inhibitors; and, the second in late 2016 in moderate or severe hemophilia A and B patients without inhibitors.
        The Company has initiated discussions with global regulatory authorities to confirm specific trial designs.
    Advanced ALN-CC5 for the treatment of complement-mediated diseases.
      The Company announced today that it has achieved preliminary evidence for clinical activity in a small number of paroxysmal nocturnal hemoglobinuria (PNH) patients enrolled in Part C of its ongoing Phase 1/2 trial, and it believes that based on LDH data, the optimal development path for ALN-CC5 in PNH is for eculizumab poor responders and for eculizumab sparing.
        The Company now plans to transition toward a new Phase 2 study in PNH patients focused on that development plan, which is expected to start by end of the year.
        The Company plans to present initial data from a small cohort of PNH patients in the ongoing Phase 1/2 study at the European Hematology Association (EHA) Meeting in June, as listed below.
      The Company also expects to initiate studies of ALN-CC5 as monotherapy and/or in combination with anti-C5 monoclonal antibodies in additional complement-mediated disease indications, such as atypical hemolytic uremic syndrome (aHUS) and myasthenia gravis, starting in early 2017.

    Advanced ALN-AS1 for the treatment of acute hepatic porphyrias.
      Transitioned to Part C in ongoing Phase 1 study where ALN-AS1 is being evaluated in porphyria patients with recurrent attacks.
      The Company plans to initiate a Phase 3 trial in 2017, if the Phase 1 study results are positive.

    Advanced ALN-AAT for the treatment of alpha-1 antitrypsin (AAT) deficiency-associated liver disease.
    Advanced ALN-GO1 for the treatment of primary hyperoxaluria type 1 (PH1).
      Initiated a Phase 1/2 clinical trial that is being conducted initially in normal healthy volunteers, and then will be conducted in patients with PH1.
      Received Orphan Drug Designations for ALN-GO1 from the European Medicines Agency (EMA) and the U.S. Food and Drug Administration (FDA).

    Added ALN-F12 as a new program in development pipeline.
      ALN-F12 is an RNAi therapeutic targeting factor XII in development for the treatment of hereditary angioedema and for thromboprophylaxis.

    Advanced investigational pipeline programs in Cardio-Metabolic Disease STAr.
      The Medicines Company continued enrollment in the Phase 2 ORION-1 trial for ALN-PCSsc.

    Advanced investigational pipeline programs in Hepatic Infectious Disease STAr.
      Filed and obtained approval for CTA for ALN-HBV, an RNAi therapeutic targeting the Hepatitis B Virus (HBV) genome for the treatment of HBV infection. The Company is on track to start a Phase 1 study in mid-2016.

    Expanded Management Team
      Expanded Management Team with appointments of Patrick Berreby, Vice President of Supply Chain; Jae Kim, Vice President, Clinical Development; and Andy Orth, Vice President of Commercial Practice.

Upcoming Events in Mid- and Late 2016

  Alnylam announced today that it will:
    Present updated human volunteer data from the ongoing ALN-CC5 Phase 1/2 study in a poster presentation on May 22, 2016 at the 53rd Congress of the European Renal Association – European Dialysis and Transplant Association (ERA-EDTA) in Vienna, Austria.
    Present initial ALN-CC5 results in PNH patients during an oral presentation on June 11, 2016 at the 21st Congress of the European Hematology Association (EHA) Meeting in Copenhagen, Denmark.
    Present updated fitusiran Phase 1 data during an oral presentation on July 27, 2016 at the World Federation of Hemophilia (WFH) 2016 World Congress in Orlando, Florida.

  Additional upcoming milestones for Alnylam pipeline programs include:
    In mid-2016, Alnylam plans to:
      Present 24-month Phase 2 OLE data with patisiran, likely at the International Symposium on Amyloidosis (ISA) Meeting to be held July 3 – 7, 2016 in Uppsala, Sweden, pending abstract acceptance;
      Present 12-month Phase 2 OLE data with revusiran, also likely at the ISA Meeting, pending abstract acceptance;
      Start first fitusiran Phase 3 study in hemophilia A and B patients with inhibitors;
      Present initial Phase 1 data for ALN-AAT;
      Start ALN-HBV Phase 1 study; and
      Start ALN-TTRsc02 Phase 1 study.

    In late 2016, Alnylam plans to:
      Present additional Phase 1 and initial Phase 1 OLE data with fitusiran;
      Start second fitusiran Phase 3 study in moderate or severe hemophilia A and B patients without inhibitors;
      Present initial ALN-AS1 data in recurrent attack porphyria patients;
      Present initial ALN-GO1 data in PH1 patients;
      Present initial ALN-TTRsc02 Phase 1 data;
      File a CTA for a new Genetic Medicine program; and
      Consistent with guidance from The Medicines Company, present initial Phase 2 data for ALN-PCSsc.

Financials

“Alnylam continues to maintain a strong balance sheet, ending the first quarter of 2016 with approximately $1.2 billion in cash,” said Michael Mason, Vice President, Finance and Treasurer. “Our financial strength allows us to continue to invest in a broad pipeline of investigational RNAi therapeutics across our three STArs, aligned with achievement of our ‘Alnylam 2020’ goals. As for financial guidance this year, we are updating cash guidance today to end 2016 with greater than $1.0 billion in cash, including $150.0 million of restricted marketable securities that we received from new credit agreements – related to the build out of our new manufacturing facility – entered into in April 2016.”

Cash, Cash Equivalents and Total Marketable Securities

At March 31, 2016, Alnylam had cash, cash equivalents and total marketable securities of $1.21 billion, as compared to $1.28 billion at December 31, 2015. In April 2016, the company entered into credit agreements described below with proceeds of $150.0 million of restricted marketable securities.

Credit Agreements

In April 2016, Alnylam entered into credit agreements, related to the build out of the Company’s new manufacturing facility, that provide for a $150.0 million term loan facility, and mature in April 2021. Interest on the borrowings will be calculated based on LIBOR plus 0.45 percent. The obligations under the credit agreements are secured by cash collateral in an amount equal to, at any given time, at least 100 percent of the principal amount of all term loans outstanding under the credit agreements at such time.

GAAP Net Loss

The net loss according to accounting principles generally accepted in the U.S. (GAAP) for the first quarter of 2016 was $103.0 million, or $1.21 per share on both a basic and diluted basis (including $23.5 million, or $0.28 per share of non-cash stock-based compensation expense), as compared to a net loss of $50.8 million, or $0.62 per share on both a basic and diluted basis (including $8.2 million, or $0.10 per share of non-cash stock-based compensation expense), for the same period in the previous year.

Revenues

Revenues were $7.3 million for the first quarter of 2016, as compared to $18.5 million for the same period last year. Revenues for the first quarter of 2016 included $4.4 million from the company’s alliance with Sanofi Genzyme, $2.7 million from the company’s alliance with The Medicines Company and $0.2 million from other sources. The decrease in revenues in the quarter ended March 31, 2016 as compared to the prior year period was due primarily to the completion of the company’s performance obligations under the Monsanto agreement in February 2015 and the completion of its revenue amortization under the Takeda agreement in May 2015, partially offset by higher revenue from its agreement with Sanofi Genzyme. The company expects net revenues from collaborators to increase during the remainder of 2016 due to expected increases in expense reimbursement and an expected milestone payment under its agreement with Sanofi Genzyme.

Research and Development Expenses

Research and development (R&D) expenses were $96.3 million in the first quarter of 2016 which included $14.4 million of non-cash stock-based compensation, as compared to $58.0 million in the first quarter of 2015, which included $5.3 million of non-cash stock-based compensation. The increase in R&D expenses for the quarter ended March 31, 2016 as compared to the prior year period was due primarily to higher clinical trial and manufacturing and external services expenses resulting from the significant advancement of the company’s Genetic Medicine pipeline. In addition, compensation and related expenses and non-cash stock-based compensation expenses increased during the quarter ended March 31, 2016 as compared to the quarter ended March 31, 2015 due primarily to a significant increase in headcount during the period as the company expands and advances its development pipeline, as well as the vesting of certain performance-based stock option awards during the quarter ended March 31, 2016. The company expects that on a quarterly basis in 2016 R&D expenses will increase from the first quarter as it continues to develop its pipeline and advance its product candidates into clinical trials.

General and Administrative Expenses

General and administrative (G&A) expenses were $21.1 million in the first quarter of 2016, which included $9.1 million of non-cash stock-based compensation, as compared to $12.7 million in the first quarter of 2015, which included $2.9 million of non-cash stock-based compensation. G&A expenses for the quarter ended March 31, 2016 as compared to the prior year period increased due primarily to an increase in non-cash stock-based compensation expense due to an increase in headcount, as well as the vesting of certain performance-based stock option awards during the quarter ended March 31, 2016. The company expects that on a quarterly basis in 2016 G&A expenses will remain relatively consistent with the first quarter of 2016.

Conference Call Information

Management will provide an update on the company, discuss first quarter 2016 results, and discuss expectations for the future via conference call on Monday, May 2, 2016 at 4:30 p.m. ET. To access the call, please dial 877-312-7507 (domestic) or 631-813-4828 (international) five minutes prior to the start time and refer to conference ID 99665704. A replay of the call will be available beginning at 7:30 p.m. ET on May 2, 2016. To access the replay, please dial 855-859-2056 (domestic) or 404-537-3406 (international), and refer to conference 99665704

Sanofi Genzyme Alliance

In January 2014, Alnylam and Sanofi Genzyme, the specialty care global business unit of Sanofi, formed an alliance to accelerate and expand the development and commercialization of RNAi therapeutics across the world. The alliance is structured as a multi-product geographic alliance in the field of rare diseases. Alnylam retains product rights in North America and Western Europe, while Sanofi Genzyme obtained the right to access certain programs in Alnylam's current and future Genetic Medicines pipeline in the rest of the world (ROW) through the end of 2019, together with certain broader co-development/co-commercialization rights and global rights for certain products. In the case of patisiran, Alnylam will advance the product in North America and Western Europe, while Sanofi Genzyme will advance the product in the ROW. In the case of revusiran, Alnylam and Sanofi Genzyme will co-develop/co-commercialize the product in North America and Western Europe, while Sanofi Genzyme will advance the product in the ROW. In the case of fitusiran, Sanofi Genzyme has elected to opt into the program for its ROW rights, while retaining its further opt-in right to co-develop and co-promote fitusiran with Alnylam in North America and Western Europe, subject to certain restrictions.

About RNAi

RNAi (RNA interference) is a revolution in biology, representing a breakthrough in understanding how genes are turned on and off in cells, and a completely new approach to drug discovery and development. Its discovery has been heralded as “a major scientific breakthrough that happens once every decade or so,” and represents one of the most promising and rapidly advancing frontiers in biology and drug discovery today which was awarded the 2006 Nobel Prize for Physiology or Medicine. RNAi is a natural process of gene silencing that occurs in organisms ranging from plants to mammals. By harnessing the natural biological process of RNAi occurring in our cells, the creation of a major new class of medicines, known as RNAi therapeutics, is on the horizon. Small interfering RNA (siRNA), the molecules that mediate RNAi and comprise Alnylam's RNAi therapeutic platform, target the cause of diseases by potently silencing specific mRNAs, thereby preventing disease-causing proteins from being made. RNAi therapeutics have the potential to treat disease and help patients in a fundamentally new way.

About LNP Technology

Alnylam has licenses to Arbutus LNP intellectual property for use in RNAi therapeutic products using LNP technology.

About Alnylam Pharmaceuticals

Alnylam is a biopharmaceutical company developing novel therapeutics based on RNA interference, or RNAi. The company is leading the translation of RNAi as a new class of innovative medicines. Alnylam's pipeline of investigational RNAi therapeutics is focused in 3 Strategic Therapeutic Areas (STArs): Genetic Medicines, with a broad pipeline of RNAi therapeutics for the treatment of rare diseases; Cardio-Metabolic Disease, with a pipeline of RNAi therapeutics toward genetically validated, liver-expressed disease targets for unmet needs in cardiovascular and metabolic diseases; and Hepatic Infectious Disease, with a pipeline of RNAi therapeutics that address the major global health challenges of hepatic infectious diseases. In early 2015, Alnylam launched its "Alnylam 2020" guidance for the advancement and commercialization of RNAi therapeutics as a whole new class of innovative medicines. Specifically, by the end of 2020, Alnylam expects to achieve a company profile with 3 marketed products, 10 RNAi therapeutic clinical programs - including 4 in late stages of development - across its 3 STArs. The company's demonstrated commitment to RNAi therapeutics has enabled it to form major alliances with leading companies including Ionis, Novartis, Roche, Takeda, Merck, Monsanto, The Medicines Company, and Sanofi Genzyme. In addition, Alnylam holds an equity position in Regulus Therapeutics Inc., a company focused on discovery, development, and commercialization of microRNA therapeutics. Alnylam scientists and collaborators have published their research on RNAi therapeutics in over 200 peer-reviewed papers, including many in the world's top scientific journals such as Nature, Nature Medicine, Nature Biotechnology, Cell, New England Journal of Medicine, and The Lancet. Founded in 2002, Alnylam maintains headquarters in Cambridge, Massachusetts. For more information about Alnylam's pipeline of investigational RNAi therapeutics, please visit www.alnylam.com.

Alnylam Forward Looking Statements

Various statements in this release concerning Alnylam's future expectations, plans and prospects, including without limitation, Alnylam's views with respect to the potential for RNAi therapeutics, including patisiran, revusiran, fitusiran, ALN-CC5, ALN-AS1, ALN-AAT, ALN-GO1, ALN-PCSsc, ALN-HBV, ALN-TTRsc02, and ALN-F12, its expectations regarding its STAr pipeline growth strategy, its “Alnylam 2020” guidance for the advancement and commercialization of RNAi therapeutics, its expectations for the timing of filing of regulatory documents, including but not limited to submission of an MAA and NDA for patisiran, its expectations regarding the timing of the start of clinical studies and presentation of clinical data, including for studies with patisiran, revusiran, fitusiran, ALN-CC5, ALN-AS1, ALN-AAT, ALN-GO1, ALN-PCSsc, ALN-HBV, and ALN-TTRsc02, its expected cash position as of December 31, 2016, and its plans regarding the pursuit of pre-clinical programs and commercialization of RNAi therapeutics, constitute forward-looking statements for the purposes of the safe harbor provisions under The Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by these forward-looking statements as a result of various important factors, including, without limitation, Alnylam's ability to discover and develop novel drug candidates and delivery approaches, successfully demonstrate the efficacy and safety of its drug candidates, the pre-clinical and clinical results for its product candidates, which may not be replicated or continue to occur in other subjects or in additional studies or otherwise support further development of product candidates for a specified indication or at all, actions of regulatory agencies, which may affect the initiation, timing and progress of clinical trials, obtaining, maintaining and protecting intellectual property, Alnylam's ability to enforce its patents against infringers and defend its patent portfolio against challenges from third parties, obtaining regulatory approval for products, competition from others using technology similar to Alnylam's and others developing products for similar uses, Alnylam's ability to manage operating expenses, Alnylam's ability to obtain additional funding to support its business activities and establish and maintain strategic business alliances and new business initiatives, Alnylam's dependence on third parties for development, manufacture, marketing, sales and distribution of products, the outcome of litigation, and unexpected expenditures, as well as those risks more fully discussed in the "Risk Factors" filed with Alnylam's most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission (SEC) and in other filings that Alnylam makes with the SEC. In addition, any forward-looking statements represent Alnylam's views only as of today and should not be relied upon as representing its views as of any subsequent date. Alnylam explicitly disclaims any obligation to update any forward-looking statements.

ALNYLAM PHARMACEUTICALS, INC. UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS (In thousands, except per share amounts)

	Three Months Ended March 31,
	2016	2015

Net revenues from collaborators	$7,345	$18,537

Operating expenses:
Research and development	96,273	58,035
General and administrative	21,100	12,724
Total operating expenses	117,373	70,759
Loss from operations	(110,028)	(52,222)
Other income:
Interest income	1,813	1,014
Other income	5,241	—
Total other income	7,054	1,014
Loss before income taxes	(102,974)	(51,208)
Benefit from income taxes	—	431
Net loss	$(102,974)	$(50,777)
Net loss per common share - basic and diluted	$(1.21)	$(0.62)
Weighted-average common shares used to compute basic and diluted net loss per common share	85,277	82,074

Comprehensive loss:
Net loss	$(102,974)	$(50,777)
Unrealized (loss) gain on marketable securities, net of tax	(8,224)	3,622
Reclassification adjustment for realized gain on marketable securities included in net loss	(5,156)	—
Comprehensive loss	$(116,354)	$(47,155)

ALNYLAM PHARMACEUTICALS, INC. UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS (In thousands, except share amounts)

	March 31,	December 31,
	2016	2015
Cash, cash equivalents and total marketable securities	$1,208,290	$1,280,951
Billed and unbilled collaboration receivables	8,814	8,298
Prepaid expenses and other assets	29,097	18,030
Property and equipment, net	36,814	27,812
Investment in equity securities of Regulus Therapeutics Inc.	33,934	51,419
Total assets	$1,316,949	$1,386,510
Accounts payable, accrued expenses and other liabilities	$49,620	$46,886
Total deferred revenue	70,896	68,317
Total deferred rent	7,382	6,593
Total stockholders’ equity (85.5 million and 85.1 million common shares issued and outstanding and at March 31, 2016 and December 31, 2015, respectively)	1,189,051	1,264,714
Total liabilities and stockholders' equity	$1,316,949	$1,386,510

This selected financial information should be read in conjunction with the consolidated financial statements and notes thereto included in Alnylam’s Annual Report on Form 10-K which includes the audited financial statements for the year ended December 31, 2015.

CONTACT:
Alnylam Pharmaceuticals, Inc.
Investors and Media
Christine Regan Lindenboom, 617-682-4340
or
Investors
Josh Brodsky, 617-551-8276